Exhibit (r)(1)

PGIM Private Real Estate Fund, Inc.

PGIM Private Credit Fund

Code of Ethics Adopted Pursuant to Rule 17j-1
Under the Investment Company Act of 1940
(the “Code”)

1.	Purposes

This Code has been adopted by the board of directors/trustees of the funds identified above (collectively referred to herein as the “Fund”), in accordance with Rule 17j-1(c) under the Investment Company Act of 1940 (the “Act”) and in accordance with the following general principles:

(1)	The duty at all times to place the interests of Fund shareholders first.

Fund personnel should scrupulously avoid serving their own personal interests ahead of shareholders’ interests in any decision relating to their personal investments.

(2)	The requirement that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

Fund personnel must not only seek to achieve technical compliance with the Code but should strive to abide by its spirit and the principles articulated herein.

(3)	The fundamental standard that Fund personnel should not take inappropriate advantage of their positions.

Fund personnel must avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interest of shareholders, including, but not limited to the receipt of unusual investment opportunities, perquisites, or gifts of more than a de minimis value from persons doing or seeking business with the Fund.

Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to a purchase or sale of a security held or to be acquired (as such term is defined in Section 2 of the Code) by an investment company, if effected by an affiliated person of such company.

The purpose of the Code is to establish procedures consistent with the Act and Rule 17j-1 to give effect to the following general prohibitions as set forth in Rule 17j-1(b) as follows:

It shall be unlawful for any affiliated person of or principal underwriter for the Fund, or any affiliated person of an investment adviser of or principal underwriter for the Fund, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the Fund:

(1)            To employ any device, scheme or artifice to defraud the Fund;

(2)            To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3)            To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit on the Fund; or

(4)            To engage in any manipulative practice with respect to the Fund.1

2.	Definitions

(a)            “Access Person” means (i) any Advisory Person of the Fund or of the Fund’s Manager or Adviser/Subadviser. If a Manager’s or Adviser/Subadviser’s primary business is advising funds or other advisory clients, all of such Manager’s or Adviser/Subadviser’s directors, officer, and general partners are presumed to be Access Persons of any funds advised by such Manager or Adviser/Subadviser. All of the Fund’s directors, officers, and general partners are presumed to be Access Persons of the Fund; and (ii) any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

(b)            “Adviser/Subadviser” means the investment manager or a subadviser, if any, of the Fund or both as the context may require.

(c)            “Advisory Person” means (i) any director, officer, general partner or employee of the Fund, Manager or Adviser/Subadviser (or of any company in a control relationship to the Fund, Manager or Adviser/Subadviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains current or pending information regarding, the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund, Manager or Adviser/Subadviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

1       A summary of Independent Directors’ and Non-Management Interested Directors’ requirements under the Code is attached as Exhibit A.

(d)            “Beneficial Ownership” will be interpreted in the same manner as it would be under Securities Exchange Act Rule 16a-1(a)(2) in determining which security holdings of a person are subject to the reporting and short-swing profit provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership will apply to all securities which an Access Person has or acquires (see Exhibit B).

(e)            “Compliance Officer” means the person or persons (including his or her designees) designated by the Manager, the Adviser/Subadviser, or principal underwriter, respectively, as having responsibility for compliance with the requirements of the Code.

(f)            “Control” will have the same meaning as that set forth in Section 2(a)(9) of the Act.

(g)            “Covered Security” means a security as defined in Section 2(a)(36) of the Act except that it does not include: (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by registered open-end investment companies; and such other money market instruments as are designated by the Compliance Officer. For purposes of the Code, an “equivalent Covered Security” is one that has a substantial economic relationship to another Covered Security. This would include, among other things, (1) a Covered Security that is exchangeable for or convertible into another Covered Security, (2) with respect to an equity Covered Security, a Covered Security having the same issuer (including a private issue by the same issuer) and any derivative, option or warrant relating to that Covered Security and (3) with respect to a fixed-income Covered Security, a Covered Security having the same issuer, maturity, coupon and rating.

(h)            “Director” means a director or trustee of the Fund.

(i)            “Independent Director” means a Director of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Act.

(j)            “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

(k)            “Investment Personnel” means: (a) Portfolio Managers; (b) any natural person in a control relationship to the Fund, Manager, or Adviser/Subadviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of securities by the Fund; and (c) certain other individuals as designated by the Compliance Officer.

(l)            “Manager” means PGIM Investments LLC.

(m)            “Mutual Fund Code of Ethics/Personal Securities Trading Committee” or “Committee” means a specified group of Business Unit, Compliance, and Human Resources executives or their designees who are responsible for interpreting and administering the Code, including but not limited to, reviewing violations of the Code and determining any sanctions or other disciplinary actions that may be deemed appropriate.2 In addition, the Committee may waive and or modify violations and sanctions or other disciplinary actions at its discretion when deemed appropriate by the Committee. The Committee will review such violations in consultation with legal counsel. A list of such Committee members shall be maintained by the Compliance Officer.

(n)            “Non-Management Interested Director” means an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Act who serves as a Director of the Fund but is not an officer of the Fund, or a director, officer or employee of the Manager or any affiliate of the Manager.

(o)            “Portfolio Manager” means any employee of the Fund, Manager or Adviser/Subadviser (or of any company in a control relationship to the Fund, Manager or Adviser/Subadviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

(p)            “Private Placement” means a limited offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(a)(2) or section 4(a)(5) or pursuant to rule 504 or rule 506 under the Securities Act of 1933.

(q)            “Profits” means any total or partial gain realized from a securities transaction or group of transactions as defined by the Committee.

(r)            “Security held or to be acquired” means any Covered Security which, within the most recent 15 days: (i)(A) is or has been held by the Fund; or (B) is being considered or has been considered by the Fund or its investment adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in (i) of this definition.

[2]	Each Committee Member will recommend a designee. The Committee must approve each designee who should generally be a direct report of the Committee member at a senior level. A designee may attend meetings and vote on Committee matters in the member’s absence.

3.	Applicability

The Code applies to all Access Persons, except that Access Persons covered by more than one Code of Ethics meeting the requirements of Rule 17j-1 may be governed by the provisions of such other Code of Ethics and report all transactions pursuant to the terms of such other Code of Ethics provided that such Code was reviewed and approved by the Board of Directors of the Fund. The Compliance Officer shall ensure that each Access Person subject to this Code receives a copy of the Code. The Compliance Officer will maintain a list of all Access Persons who are currently, and within the past five years, subject to the Code.

4.	Prohibited Purchases and Sales

The requirements of this Section 4 only apply to a transaction in a security in which the designated Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.

The requirements of this Section 4 shall not apply to Independent Directors or Non-Management Interested Directors.

A.	Initial Public Offerings

Investment Personnel may not acquire any securities in an initial public offering. For purposes of this restriction, “Initial Public Offerings” shall not include offerings of government and municipal securities.

B.	Private Placements

No Access Person or Investment Personnel may directly or indirectly acquire beneficial ownership in any securities in a Private Placement without prior approval.

(i)            Prior approval must be obtained in accordance with the preclearance procedure described in Section 6 below. Such approval will take into account, among other factors, whether the investment opportunity should be reserved for the Fund and whether the opportunity is being offered to the Access Person or member of the Investment Personnel by virtue of his or her position with the Fund. The Adviser/Subadviser shall maintain a record of such prior approval, and reason for the same, for at least 5 years after the end of the fiscal year in which the approval is granted.

(ii)            Access Persons or Investment Personnel who have been authorized to acquire securities of an issuer in a Private Placement must disclose that investment to the President (including his or her designee) of the Adviser/Subadviser (or of any unit or subdivision thereof) or the Compliance Officer when the Access Person or member of the Investment Personnel plays a part in any subsequent consideration of an investment by the Fund in such issuer. In such circumstances, the Fund’s decision to purchase securities of the issuer will be subject to an independent review by appropriate personnel with no personal interest in the issuer.

C.	Blackout Periods

(i)            Except as provided in Section 5 below, Access Persons are prohibited from executing a Covered Securities transaction on a day during which the Fund has a pending “buy” or “sell” order in the same or an equivalent Covered Security and until such time as that order is executed or withdrawn. This prohibition shall not apply to Access Persons of the Manager, principal underwriter, and Adviser/Subadviser who do not, in the ordinary course of fulfilling their official duties, have access to current or pending information regarding the purchase and sale of Covered Securities for the Fund and are not engaged in the day-to-day trading operations of the Fund; provided that Covered Securities investments effected by such Access Persons during the proscribed period are not effected with knowledge of the purchase or sale of the same or equivalent Covered Securities by the Fund. A “pending ‘buy’ or ‘sell’ order” exists when a decision to purchase or sell a Covered Security has been made and communicated.

(ii)            Portfolio Managers are prohibited from buying or selling a Covered Security within seven calendar days before or after the Fund trades in the same or an equivalent Covered Security. Nevertheless, a personal trade by any Investment Personnel shall not prevent the Fund from trading in the same or an equivalent security. However, such a transaction shall be subject to independent review by the Compliance Officer.

(iii)            If trades are effected during the periods proscribed in (i) or (ii) above, except as provided in (iv) below with respect to (i) above, Profits realized on such trades will be promptly required to be disgorged to the Fund or a charitable organization approved by the Committee.

(iv)            A transaction by Access Persons (other than Investment Personnel) inadvertently effected during the period proscribed in (i) above will not be considered a violation of the Code and disgorgement will not be required so long as the transaction was effected in accordance with the preclearance procedures described in Section 6 below and without prior knowledge of trading by the Fund in the same or an equivalent Covered Security.

D.	Short-Term Trading Profits

Except as provided in Section 5 below, Investment Personnel are prohibited from profiting from a purchase and sale, or sale and purchase, of the same or an equivalent Covered Security within any 60 calendar day period. For purposes of this prohibition, Covered Security shall exclude registered open-end funds, certain broad-based nonproprietary exchange traded funds, including options on those funds, and securities that would not be generally ineligible for purchase by the strategy managed by the Fund.3 If trades are effected during the proscribed period, Profits realized on such trades will be promptly required to be disgorged to the Fund or a charitable organization approved by the Committee.

E.	Short Sales

No Access Person may sell any security short that is owned by the Fund. Access Persons may, however, make short sales when he/she owns an equivalent amount of the same security.

F.	Options

No Access Person may write a naked call option or buy a naked put option on a security owned by the Fund. Access Persons may purchase options on securities not held by the Fund, or purchase call options or write put options on securities owned by the Fund, subject to preclearance and the same restrictions applicable to other Covered Securities. Access Persons may write covered call options or buy covered put options on a Covered Security owned by the Fund at the discretion of the Compliance Officer.

G.	Investment Clubs

No Access Persons or Investment Personnel may participate in an investment club.

5.	Exempted Transactions

Subject to preclearance in accordance with Section 6 below with respect to subparagraphs (b), (e), (f), (g) and (i) hereof, the prohibitions of Sections 4.C. and 4.D., will not apply to the following:

(a)            Purchases or sales of Covered Securities effected in any account over which the Access Person has no direct or indirect influence or control or in any account of the Access Person which is managed on a discretionary basis by a person other than such Access Person and with respect to which such Access Person does not in fact influence or control such transactions.3

(b)            Purchases or sales of Covered Securities (or their equivalents) which are generally not eligible for purchase or sale by the Fund given its underlying strategy.

(c)            Purchases or sales of Covered Securities which are non-volitional on the part of either the Access Person or the Fund.

[3]	Includes trust accounts for which the Access Person acts only in the capacity of grantor or beneficiary. If the Access Person has given discretion to a third party, he or she still must not influence or control the account, such as by suggesting purchases or sales of investments, directing transactions, or consulting with the manager regarding allocation of investments in any way that could affect the selection of specific securities.

(d)            Purchases of Covered Securities, which are part of an automatic dividend reinvestment plan.

(e)            Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Covered Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f)            Any equity Covered Securities transaction, or series of related transactions effected over a 30 calendar day period, involving 500 shares or less in each direction, if the Access Person has no prior knowledge of activity in such security by the Fund and the security meets any additional criteria deemed pertinent by Compliance.4

(g)            Any fixed-income Covered Securities transaction, or series of related transactions effected over a 30 calendar day period, involving 100 units ($100,000 principal amount) or less in each direction, if the Access Person has no prior knowledge of transactions in such Covered Securities by the Fund.

(h)            Any transaction in index options effected on a broad-based index.5

(i)            Purchases or sales of Covered Securities which receive the prior approval of the Compliance Officer (such person having no personal interest in such purchases or sales), based on a determination that no abuse is involved and that such purchases and sales are not likely to have any economic impact on the Fund or on its ability to purchase or sell Covered Securities of the same class or other Covered Securities of the same issuer. With respect to the requirements of Section 4.A. above, the Compliance Officer may approve certain hardship or other exceptions.

(j)            Purchases or sales of unit investment trusts. However, purchases or sales of exchange traded funds (including proprietary exchange traded funds as described below), including those registered as unit investment trusts, are required to be precleared in accordance with Section 6 below.

(k)            Purchases or sales of Covered Securities that are part of an automatic investment/withdrawal program or that result from automatic rebalancing.

(l)            Purchases or sales of mortgage backed securities, foreign currency options and agency securities.6

4       Compliance will maintain a record of additional de minimis criteria.

5       A list of such indices will be maintained by the Compliance Officer.

6       This exemption applies to all Access Persons except certain identified Investment Personnel.

6.	Preclearance

Securities other than Fund Shares

Access Persons (other than Independent Directors and Non-Management Interested Directors) must preclear all personal securities investments with the exception of transactions in (1) registered open-end investment companies; and (2) transactions identified in subparts (a), (c), (d), (h), (j), (k), and (l) of Section 5.

All requests for preclearance must be submitted to the Compliance Officer for approval. All approved orders must be executed by the close of business on the day in which preclearance is granted; provided, however that approved orders for securities traded in foreign markets may be executed within two (2) business days from the date preclearance is granted. If any order is not timely executed, a request for preclearance must be resubmitted.

Fund Shares

Access Persons (including Independent Directors of the Fund) must preclear all personal securities investments in shares of the Fund with the exception of transactions identified in subparts (a), (c), (d), and (k) of Section 5.

All requests for preclearance must be submitted to the Compliance Officer for approval. All approved orders must be executed by the close of business on the day in which preclearance is granted; provided, however that approved orders for securities traded in foreign markets may be executed within two (2) business days from the date preclearance is granted. Independent Directors must execute approved orders by the close of the second business day from the date preclearance is granted. If any order is not timely executed, a request for preclearance must be resubmitted.

7.	Reporting

(a)            Independent Directors who are required to make reports pursuant to Rule 17j-1 of the Act solely by reason of being a Fund Director, shall report to the Secretary of the Fund the information described in Section 7(b) hereof with respect to transactions in any Covered Security in which such Independent Director has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security only if such Independent Director, at the time of that transaction knew or, in the ordinary course of fulfilling his or her official duties as a Director of the Fund, should have known that, during the 15-day period immediately preceding or subsequent to the date of the transaction in a Covered Security by such Director, such Covered Security is or was purchased or sold by the Fund or was being considered for purchase or sale by the Fund, the Manager or Adviser/Subadviser; provided, however, that an Independent Director is not required to make a report with respect to transactions effected in any account over which such Director does not have any direct or indirect influence or control or in any account of the Independent Director which is managed on a discretionary basis by a person other than such Director and with respect to which such Director does not in fact influence or control such transactions.7 The Secretary of the Fund shall maintain such reports and such other records to the extent required by Rule 17j-1 under the Act.

[7]	If discretion has been given to a third party, the account holder must not influence or control the account, such as by suggesting purchases or sales of investments, directing transactions, or consulting with the manager regarding allocation of investments in any way that could affect the selection of specific securities.

(b)            Every report required by Section 7(a) hereof shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(i)            The date of the transaction, the title and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

(ii)            The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)            The price at which the transaction was effected;

(iv)            The name of the broker, dealer or bank with or through which the transaction was effected; and

(v)            The date that the report is submitted.

(c)            Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

8.	Records of Securities Transactions and Post-Trade Review

With the exception of accounts identified in Sections 5(a) and 5(k), Access Persons (other than certain Independent Directors) are required to direct their brokers to supply, on a timely basis, duplicate copies of confirmations of all personal Covered Securities transactions and copies of periodic statements for all securities accounts in which such Access Persons have a Beneficial Ownership interest to the Compliance Officer. Such confirmations and statements must be provided upon becoming an Access Person and promptly as new accounts are established, but no later than 30 days after the end of a calendar quarter, with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person. Notification must be made in writing and a copy of the notification must be submitted to Compliance. In order to satisfy the reporting requirements imposed on Access Persons under Rule 17j-1(d)(ii)(B), the account statement must include the broker, dealer or bank with which the account was established and the date the account was established.

Compliance with this Code requirement will be deemed to satisfy the reporting requirements imposed on Access Persons under Rule 17j-1(d)(ii)(A), provided, however, that confirmations of all personal Covered Securities transactions contain all the information required by Section 7.b. hereof and are furnished no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected. The Fund shall maintain such reports and such other records to the extent required by Rule 17j-1 under the Act.

The Compliance Officer will periodically review the personal investment activity of all Access Persons (including Independent Directors with respect to Securities transactions reported pursuant to Section 7 above) and holdings reports of all Access Persons.

9.	Disclosure of Personal Holdings

Within ten days after an individual first becomes an Access Person and thereafter on an annual basis, each Access Person (other than certain Independent Directors) must disclose all personal Covered Securities holdings with the exception of accounts identified in Section 5(a). Such disclosure must be made in writing and be current as of a date no more than 45 days prior to the date the individual first became an Access Person with respect to the initial report and include information that is current within the previous 45 days, with respect to the annual report. All such reports shall include the following: title and type of security and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership; name of broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and the date of submission by the Access Person. The Fund shall maintain such reports and such other records to the extent required by Rule 17j-1 under the Act.

10.	Gifts

Access Persons are prohibited from receiving any gift or other thing, which would be of more than a de minimis value from any person or entity that does business with or on behalf of the Fund. Occasional business meals or entertainment (theatrical or sporting events, etc.) are permitted so long as they are not excessive in number or cost.

11.	Service As a Director

Investment Personnel are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization based upon a determination that the board service would be consistent with the interests of the Fund and its shareholders. In the limited instances that such board service is authorized, Investment Personnel will be isolated from those making investment decisions affecting transactions in Covered Securities issued by any publicly traded company on whose board such Investment Personnel serves as a director through the use of an information barrier or other procedures designed to address the potential conflicts of interest.

12.	Certification of Compliance with the Code

Access Persons are required to certify annually as follows:

(i)            that they have read and understood the Code;

(ii)            that they recognize that they are subject to the Code;

(iii)            that they have complied with the requirements of the Code; and

(iv)          that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

13.	Code Violations and Sanctions

All violations of the Code should be promptly reported to the Compliance Officer and will be reviewed by the Committee. The Committee will determine any sanctions or other disciplinary actions that may be deemed appropriate. All material violations and corresponding sanctions and/or disciplinary action will be reported to the Board of Directors of the Fund on a quarterly basis. The Board of Directors may take action as it deems appropriate, in addition to any action previously taken by the Committee.

14.	Review by the Board of Directors

The Board of Directors will be provided with a report from the Fund, Manager, Adviser/Subadviser and principal underwriter,8 no less frequently than annually, which at a minimum:

(i)            describes any issues arising under the Code since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violation;

(ii)            certifies to the Board of Directors that the Fund, Manager, Adviser/Subadviser, and principal underwriter have adopted procedures reasonably necessary to prevent Access Persons from violating its Code;

(iii)            summarizes existing procedures concerning personal investing and any changes in the procedures made during the preceding year; and

(iv)            identifies any recommended changes in existing restrictions or procedures based upon the Fund’s experience under the Code, evolving industry practices, or developments in applicable laws and regulations.

The Board of Directors will review such report and determine if any further action is required.

Explanatory Notes to Code

1.            No comparable Code requirements have been imposed upon Prudential Mutual Fund Services LLC, the Fund’s transfer agent, or any sub-transfer agent, or those of its directors or officers who are not Directors or officers of the Fund since they are deemed not to constitute Access Persons or Advisory Persons as defined in paragraphs (a)(1) and (2) of Rule 17j-1.

[8]	The requirements of Section 14 do not apply to a principal underwriter unless such principal underwriter is an affiliated person of the Fund or of the Fund’s Manager, or if an officer, director or general partner of the principal underwriter serves as an officer, director or general partner of the Fund or of the Fund’s Manager.

Exhibit A

SUMMARY OF DIRECTORS’ REQUIREMENTS UNDER THE CODE

The Code is designed to comply with the requirements of Rule 17j-1 of the Investment Company Act of 1940, as amended (“Act”). It is built upon the following ethical and anti-fraud provisions:

Overview

(1)            The duty at all times to place the interests of Fund shareholders first. Fund personnel should scrupulously avoid serving their own personal interests ahead of shareholders’ interests in any decision relating to their personal investments.

(2)            The requirement that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility. Fund personnel must not only seek to achieve technical compliance with the Code but should strive to abide by its spirit and the principles articulated herein.

(3)            The fundamental standard that Fund personnel should not take inappropriate advantage of their positions. Fund personnel must avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interest of shareholders, including, but not limited to the receipt of unusual investment opportunities, perquisites, or gifts of more than a de minimis value from persons doing or seeking business with the Fund.

The Code is designed to give effect to the general prohibitions pursuant to Rule 17j-1(b) of the Act. Rule 17j-1(b) generally prohibits officers, directors (including Independent Directors and Non-Management Interested Directors) and advisory personnel (and other affiliated persons), in connection with the purchase or sale by any such person of a security held or to be acquired by the Fund, from engaging in manipulative practices or employing any scheme to defraud the Fund, from making any untrue statements to the Fund and from failing to disclose to the investment company any material information.

Reporting Requirements

Independent Directors who are required to make reports pursuant to Rule 17j-1 of the Act solely by reason of being a Fund Director are required to report to the Secretary of the Fund the information described below, with respect to transactions in any Covered Security in which such Independent Director has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security only if such Independent Director, at the time of that transaction knew or, in the ordinary course of fulfilling his or her official duties as a Director of the Fund, should have known that, during the 15-day period immediately preceding or subsequent to the date of the transaction in a Covered Security by such Director, such Covered Security is or was purchased or sold by the Fund or was being considered for purchase or sale by the Fund, the Manager or Adviser/Subadviser. Every report required in this section shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

•	The date of the transaction, the title and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price at which the transaction was effected;
•	The name of the broker, dealer or bank with or through which the transaction was effected; and
•	The date that the report is submitted.

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

Non-Management Interested Directors are required to:

•	Report all personal holdings to Corporate Compliance within ten days of becoming an Access Person, and annually thereafter. Such information may not be dated more than 45 days prior to the date the person first becomes an Access Person with respect to the initial report, and current within the previous 45 days with respect to the annual report.
•	Direct their brokers to supply, on a timely basis, duplicate copies of confirmations of all personal Covered Securities transactions and copies of periodic statements for all securities accounts in which such Access Persons have a Beneficial Ownership interest to Corporate Compliance. Such confirmations and statements must be provided upon becoming an Access Person and promptly as new accounts are established, but no later than 30 days after the end of a calendar quarter in which the account was established or the transaction to which the report relates was effected.

Gifts

Independent Directors and Non-Management Interested Directors are prohibited from receiving any gift or other thing, which would be of more than a de minimis value from any person or entity that does business with or on behalf of the Fund. Occasional business meals or entertainment (theatrical or sporting events, etc.) are permitted so long as they are not excessive in number or cost.

Annual Certification

Independent Directors and Non-Management Interested Directors are required to certify annually that they: (i) have read and understood the Code; (ii) recognize that they are subject to the Code; (iii) have complied with the requirements of the Code; and (iv) have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

Preclearance Requirements

Access Persons are generally subject to preclearance of all personal securities investments with certain exceptions. Independent Directors and Non-Management Interested Directors are subject to preclearance requirements with respect to Fund shares.

Summary of personal trading obligations for Fund shares for Independent directors

Prior to buying or selling shares of the Fund, please contact:

•	Isabelle Sajous: isabelle.sajous@prudential.com 973.802.7719

Please indicate the number of shares you wish to trade and after receiving clearance, you may execute the trade. The clearance will be good for three business days before a new preclearance is needed.

Regulatory Filings (Form 4) (Closed End Funds)

Form 4 (Statement of changes in Beneficial Ownership) is generally used to report any transactions that you engage in Fund Shares and must be filed with the SEC before the end of the second business day after the transaction is executed (not settled). Accordingly, please notify Andrew French in the Law Department as soon as your trade is executed.

•	Andrew French: andrew.french@prudential.com 973.367.2396

Please include the following so that the required regulatory filings can be made on your behalf. This applies to both the initial public offering and any transactions in the secondary market.

Transaction details include:

•	Trade Date
•	Number of Shares
•	Fund Name
•	Price

Exhibit B

DEFINITION OF BENEFICIAL OWNERSHIP

The term “beneficial ownership” of securities would include not only ownership of securities held by an Access Person for his or her own benefit, whether in bearer form or registered in his or her own name or otherwise, but also ownership of securities held for his or her benefit by other (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he or she has only a remainder interest), and securities held for his or her account by pledges, securities owned by a partnership in which he or she should regard as a personal holding corporation. Correspondingly, this term would exclude securities held by an Access Person for the benefit of someone else.

Ordinarily, this term would not include securities held by executors or administrators in estates in which an Access Person is a legatee or beneficiary unless there is a specific legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent’s death.

Securities held in the name of another should be considered as “beneficially” owned by an Access Person where such person enjoys “benefits substantially equivalent to ownership”. The SEC has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, to meet expenses which such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

An Access Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contact, understanding, relationship, agreement or other arrangement, he obtains therefrom benefits substantially equivalent to those of ownership. Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as an Access Person may in itself indicate that the Access Person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by relatives who share the same home as an Access Person will be treated as being beneficially owned by the Access Person.

An Access Person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest or revest title in himself at once or at some future time.